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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 of
              Section 30(f) of the Investment Company Act of 1940

FORM 4

( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).

1. Name and Address of Reporting Person

   Trident Rowan Group, Inc
   Two Worlds Fair Drive
   Somerset, New Jersey 08873

2. Issuer Name and Ticker or Trading Symbol

   Moto Guzzi Corporation - GUZI

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   02/00

5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)

   ( ) Director (X) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Filing (Check Applicable Line)

   ( ) Form filed by One Reporting Person
   (X) Form filed by More than One Reporting Person

-----------------------------------------------------------------------------------------------------------------------------------
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
-----------------------------------------------------------------------------------------------------------------------------------|
1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
-----------------------------------------------------------------------------------------------------------------------------------|
-----------------------------------------------------------------------------------------------------------------------------------|
                           |      |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
                           |      |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
                           |      |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
                           |      |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
                           |      |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|

Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is  filed  by more  than one  reporting  person,  see  Instruction
4(b)(v).

                                                                 SEC 1474 (7-96)
                                                                          (Over)

-----------------------------------------------------------------------------------------------------------------------------------
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
-----------------------------------------------------------------------------------------------------------------------------------|
1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
-----------------------------------------------------------------------------------------------------------------------------------|
-----------------------------------------------------------------------------------------------------------------------------------|
Series B Preferred    | $5.00  |02/25/| P  | | 35,000   |     |    |     | Common     |700,000|$100.00|  35,000    | D |   (1)     |
                      |        |00    |    | |          |     |    |     |            |       |       |            |   |           |
-----------------------------------------------------------------------------------------------------------------------------------|
Series B Preferred    | $5.00  |02/25/| P  | | 20,000   |     |    |     | Common     |400,000|$100.00|  20,000    |D,I|   (2)     |
                      |        |00    |    | |          |     |    |     |            |       |       |            |   |           |
-----------------------------------------------------------------------------------------------------------------------------------|
                      |        |      |    | |          |     |    |     |            |       |       |            |   |           |
                      |        |      |    | |          |     |    |     |            |       |       |            |   |           |
-----------------------------------------------------------------------------------------------------------------------------------|
                      |        |      |    | |          |     |    |     |            |       |       |            |   |           |
                      |        |      |    | |          |     |    |     |            |       |       |            |   |           |
-----------------------------------------------------------------------------------------------------------------------------------|
                      |        |      |    | |          |     |    |     |            |       |       |            |   |           |
                      |        |      |    | |          |     |    |     |            |       |       |            |   |           |
-----------------------------------------------------------------------------------------------------------------------------------|

Explanation of Responses:

(1)  Shares held directly by Trident Rowan Group, Inc.  ("TRG").
(2) The number of shares reported represent the gross beneficial ownership interest of OAM S.p.A. ("OAM") in the securities of the Issuer. TRG is the controlling shareholder of OAM. Pursuant to Instruction 4(b)(iv) to Form 4, the entire amount of the beneficial interest of OAM is being reported by TRG.



                             /s/ Mark Hauser, Co-Chief Executive Officer
                             -------------------------------------------
                             **Signature of Reporting Person


                             03/10/00
                             -----------------
                             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential perons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a curently valid OMB Number



                                                                          Page 2
                                                                 SEC 1474 (7/96)

                             Joint Filer Information


Name:  OAM S.p.A.

Address:  Via Fieno 8, 20121 Milan, Italy

Designated Filer:  Trident Rowan Group, Inc.

Statement for Month/Year:  February 2000

Issuer and Ticker Symbol:  Moto Guzzi Corporation - GUZI




Signature:

OAM S.p.A.

By:  /s/ Carlo Garavaglia                         03/10/00
     --------------------------                   --------
     Carlo Garavaglia                             Date
     President